UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC
Class B Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Our authorized share capital consists of 6,000,000,000 shares of Class A common stock, par value $0.01 per shares (“Class A Common Stock”), 3,000,000,000 shares of Class B common stock, par value $0.01 per shares and 100,000,000 shares of preferred stock, par value $0.01 per share. The following are summaries of the material provisions of our Restated Certificate of Incorporation insofar as they relate to the material terms of the Class A Common Stock and Class B Common Stock, and are qualified in their entirety by reference thereto, which is incorporated by reference from Exhibit 3.1 hereto. Additionally, the General Corporation Law of Delaware, as amended (“DGCL”), may also effect the terms of the Class A Common Stock and Class B Common Stock.

Description of Class A Common Stock and Class B Common Stock

General

Our Class A Common Stock and Class B Common Stock are listed on the NYSE and the London Stock Exchange. News Corporation CHESS Depository Interests (“CDIs”) representing an interest in underlying Class A Common Stock and Class B Common Stock are listed on the Australian Stock Exchange.

Class A Common Stock Voting Rights

A holder of Class A Common Stock may only vote under the following circumstances:

•

on a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation, and with respect to any matter to be voted on by our stockholders following adoption of a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation;

•	on a proposal to sell, lease or exchange all or substantially all of News Corporation’s property and assets;

•

on a proposal to adopt an agreement of merger or consolidation in which News Corporation is a constituent corporation, as a result of which our stockholders prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

•

with respect to any matter to be voted on by our stockholders during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of Class A Common Stock has no right to vote.

The holders of the Class A Common Stock entitled to vote on a particular matter shall vote in the same manner and subject to the same conditions as the holders of our Class B Common Stock or preferred common stock or series common stock.

At annual and extraordinary general meetings of stockholders:

•	a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes; and

•	each holder of Class A Common Stock represented at a meeting of stockholders shall be entitled to cast one vote for each share of Class A Common Stock entitled to vote at the meeting.

All voting, except as may be required by law, including voting for the election of directors may be by a voice vote; provided, however, that upon demand by a stockholder entitled to vote or by his or her proxy, or upon resolution by our Board of Directors in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless otherwise provided by our Restated Certificate of Incorporation, our Amended and Restated By-laws, the rules or regulations of any stock exchange applicable to us or applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Class B Common Stock Voting Rights

As a general matter, holders of Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote.

All voting, except as may be required by law, including voting for the election of directors may be by a voice vote; provided, however, that upon demand by a stockholder entitled to vote or by his or her proxy, or upon resolution by our Board of Directors in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless otherwise provided by our Restated Certificate of Incorporation, our Amended and Restated By-laws, the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors, and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Dividends

Holders of Class A Common Stock and Class B Common Stock are, generally, entitled to such dividends, if any, as may be declared by our Board of Directors from time to time in its sole discretion out of our assets or legally available funds, subject to the following provisions:

•	if dividends are declared on the Class A Common Stock or Class B Common Stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for common stock (as defined in our Restated Certificate of Incorporation), the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of common stock), respectively; and

•

in no event shall the shares of the Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by our Board of Directors on a share of common stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by our Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of our common stock, or securities convertible into, or exercisable or exchangeable for, our common stock, such dividends shall be paid as provided for in our Restated Certificate of Incorporation.

Rights on a Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock or series common stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by our Board of Directors with respect thereto, the series common shares and preferred stock shall be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the series common shares or preferred shares, as so fixed by our Board of Directors).

Transfers

An Owner (as defined in our Restated Certificate of Incorporation) of shares of Class A Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in our Restated Certificate of Incorporation) of such shares to any person who has made an Offer (as defined in our Restated Certificate of Incorporation) pursuant to such Offer unless such Offer relates to both Class A Common Stock and Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both Class A Common Stock and Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the shares of Class A Common Stock and the Class B Common Stock are Comparable (as defined in our Restated Certificate of Incorporation). We shall, to the extent required by law, note on the certificates of our common stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.

Item 2.	Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of News Corporation. (Incorporated by reference to Exhibit 3.1 to the Current Report of News Corporation on Form 8-K (File No. 001-32352) filed with the Securities and Exchange Commission on October 17, 2008.)

4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.)

4.2	Specimen Certificate for Shares of Class B Common Stock of News Corporation (Incorporated by reference to Exhibit 4.2 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Lawrence A. Jacobs

Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Dated: December 29, 2008

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of News Corporation. (Incorporated by reference to Exhibit 3.1 to the Current Report of News Corporation on Form 8-K (File No. 001-32352) filed with the Securities and Exchange Commission on October 17, 2008.)

4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.)

4.2	Specimen Certificate for Shares of Class B Common Stock of News Corporation (Incorporated by reference to Exhibit 4.2 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.)